Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

May 5, 2023

Oppenheimer & Co. Inc.

85 Broad Street, 23rd Floor

New York, NY 10004

Re:	Securities Being Registered under Registration Statement on Form S-4

We have acted as counsel to AlTi Global, Inc., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) and a related prospectus included in the Registration Statement (the “Prospectus”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer (the “Exchange Offer”) by the Company to holders of certain of the Company’s outstanding warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company identified in the Registration Statement to exchange each Warrant for 0.25 shares of Class A Common Stock as described in the Registration Statement and (ii) the solicitation of consents from the holders of the Warrants to amend the Amended and Restated Warrant Agreement, dated as of January 3, 2023, by and between the Company (f/k/a Cartesian Growth Corporation) and Continental Stock Transfer & Trust Company (the “Amended Warrant Agreement”), to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.225 shares of Common Stock ( the “Warrant Amendment”). The shares of Class A Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Warrant Amendment are referred to herein as the “Shares.”

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Prospectus, the Exchange Offer and the Amended Warrant Agreement, as amended by the Warrant Amendment, will be validly issued, fully paid and nonassessable.

May 5, 2023

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP